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                                                                      EXHIBIT 20


                             [CONEXANT LETTERHEAD]


Editorial contact:                              Investor relations contact:
Tom Stites                                      Mike Cortright
Conexant Systems, Inc.                          Conexant Systems, Inc.
(949) 483-1492                                  (949) 483-6773
thomas.stites@conexant.com                      investor.relations@conexant.com
www.conexant.com


                    CONEXANT EXPECTS TO SIGNIFICANTLY EXCEED
                   ANALYSTS' THIRD-QUARTER EARNINGS ESTIMATES

                 Sequential Revenue Growth to Exceed 15 Percent

NEWPORT BEACH, CALIF., JUNE 8, 1999 -- Conexant Systems, Inc. (NASDAQ:CNXT), today announced that it expects revenue for its third fiscal quarter of 1999 to grow more than 15 percent from the prior quarter. As a result, the company expects earnings for the quarter, which ends June 30, to significantly exceed consensus analyst expectations.

         "Quarter to date, we are experiencing strong sequential growth across all of our expansion platform businesses: wireless, network access, digital infotainment and personal imaging. Demand is particularly strong for our network access products as the worldwide Internet infrastructure continues to expand dramatically," said Dwight W. Decker, chairman and chief executive officer of Conexant. In addition, unit shipments of our personal computer modem products continue to grow steadily, but with firmer pricing and a more attractive portfolio mix than we had previously anticipated.


                                     -more-

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Conexant 2-2-2

     This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: global and market conditions, including, but not limited to, the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability and extent of utilization of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection of the related intellectual property; the successful implementation of the company's diversification strategy and restructuring plan; labor relations of the company, its customers and suppliers; timely completion of Year 2000 modifications by the company and its key suppliers and customers; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Other brands and names contained in this release are the property of their respective owners.

Conexant Systems, Inc. is the $1.2 billion company that was created when Rockwell International Corporation spun off its semiconductor systems business to shareowners in December 1998. Conexant is the world's largest independent company focused exclusively on providing semiconductor products for communications electronics. With more than 30 years of experience in developing analog modem technology, the company draws upon its expertise in mixed-signal processing and communications technology to deliver integrated systems and semiconductor products for a broad range of communications applications. These products facilitate communications worldwide through wireline voice and data communications networks, cordless and cellular wireless telephony systems, personal imaging devices and equipment, and emerging cable and wireless broadband communications networks. The company aligns its business into five product platforms: Personal Computing, Personal Imaging, Wireless Communications, Digital Infotainment, and Network Access.

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